Exhibit 5.1




                              November 3, 2005

Board of Directors
Renewable Assets, Inc.
7040 W. Palmetto Park Road, Bldg. 4, No. 572
Boca Raton, FL 33433

Gentlemen:

We are counsel to Renewable Assets, Inc. (the "Company") and we have acted as counsel for the Company in connection with the preparation of the Registration Statement on Form SB-2 to be filed by the Company with the U.S. Securities and Exchange Commission for registration under the Securities Act of 1933, as amended, of a self-underwritten "best- efforts, no minimum" offering of 1,000,000 Units comprised of one (1) share of Common Stock and five (5) Redeemable Class "A" Common Stock Purchase Warrants per Unit, 5,000,000 shares of Common Stock underlying the Warrants comprising the Units, and 3,014,350 presently issued and outstanding shares of the Company's Common Stock, par value $0.001 per share (the "Shares").

For purposes of rendering this opinion, we have made legal and factual examinations as we have deemed necessary under the circumstances and, as part of such examination, we have examined, among other things, originals and copies, certified or otherwise, identified to our satisfaction, of those documents, corporate records and other instruments as we have deemed necessary or appropriate. For the purposes of this examination, we have assumed the genuineness of all signatures on original documents and the conformity to original documents of all copies submitted to us.

On the basis of and in reliance upon the foregoing examination and assumptions, we are of the opinion that assuming the Registration Statement shall have become effective pursuant to the provisions of the Securities Act of 1933, as amended, the Shares, when issued in accordance with the Registration Statement, will be validly issued, fully paid and non-assessable.

We hereby consent to the filing of this opinion as an Exhibit to the Registration Statement and to the reference to this firm under the caption "Legal Matters" in the prospectus included in the Registration Statement.

Very truly yours,


/s/ Eugene Michael Kennedy, Esq.
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Law Office of Eugene Michael Kennedy, P.A.